As filed with the Securities and Exchange Commission on November 22, 2005.
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

LANDEC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

California (State or other jurisdiction of incorporation or organization)	94-3025618 (I.R.S. Employer Identification No.)

3603 Haven Avenue
Menlo Park, CA 94025-1010
(Address of Principal Executive Offices, including zip code)

2005 Stock Incentive Plan
(Full Title of the Plan)

Gary T. Steele
President and Chief Executive Officer
Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025-1010
(650) 306-1650
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Geoffrey P. Leonard, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
(650) 614-7400
CALCULATION OF REGISTRATION FEE

Proposed
	Amount	Maximum	Proposed	Amount of
Title of Securities to be	to be	Offering Price	Maximum Aggregate	Registration
Registered	Registered (1)	Per Share	Offering Price	Fee
2005 Stock Incentive Plan

Common Stock Reserved for Grant of Options	861,038	$6.875(2)	$5,919,636.25(2)	$696.74 (3)

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Common Stock as reported on the NASDAQ National Market on November 17, 2005.

(3)	Pursuant to Rule 457(p) under the Securities Act, $177.91 of the registration fee is offset by outstanding registration fees, previously paid by the Registrant with respect to 328,442 unsold shares of Common Stock registered under (i) the Registration Statement on Form S-8 (No. 333-109889) filed on October 22, 2003 and (ii) the Registration Statement on Form S-8 (No. 333-62866) filed on June 13, 2001, of $92.67 and $85.24, respectively. Post-effective amendments to the foregoing Registration Statements to deregister such 328,442 unsold shares under the Landec Corporation 1995 Directors’ Stock Option Plan, 1996 Stock Option Plan and New Executive Stock Option Plan (the “Existing Equity Plans”) have been filed with the Commission. The Registrant adopted, effective October 14, 2005, the Landec Corporation 2005 Stock Incentive Plan, which replaces the Existing Equity Plans and the Registrant’s 1996 Non-Executive Stock Option Plan.

PART I
Item 1. Plan Information. *
Item 2. Registration Information and Employee Plan Annual Information. *
     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1934, as amended (the “Exchange Act”) and the Note to Part I of Form S-8.
PART II
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 29, 2005, filed pursuant to Section 13(a) or 15(d) of the Exchange Act;
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and
     (c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on December 21, 1995, including any subsequent amendment or report filed for the purpose of updating such information.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain matters with respect to the legality of the issuance of the Common Stock registered hereby will be passed upon for the Registrant by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California.
Item 6. Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Amended and Restated Bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by California law. Article VII of the Registrant’s Ninth Amended and Restated Articles of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the California Corporations Code and Sections 6.1 and 6.2 of Article VI of the Registrant’s Amended and Restated Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. The Registrant has entered into indemnification agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 22nd day of November, 2005.

LANDEC CORPORATION (Registrant)
By:	/s/ Gary T. Steele
Gary T. Steele
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary T. Steele and Gregory Skinner, jointly and severally, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary T. Steele Gary T. Steele	President, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2005
/s/ Gregory S. Skinner Gregory S. Skinner	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2005
/s/ Nicholas Tompkins Nicholas Tompkins	Chief Executive Officer of Apio, Inc., Senior Vice President and Director	November 22, 2005
/s/ Robert Tobin Robert Tobin	Director	November 22, 2005
/s/ Duke Bristow Duke Bristow	Director	November 22, 2005
/s/ Frederick Frank Frederick Frank	Director	November 22, 2005
/s/ Stephen E. Halprin Stephen E. Halprin	Director	November 22, 2005
/s/ Richard S. Schneider, Ph.D. Richard S. Schneider, Ph.D.	Director	November 22, 2005
/s/ Kenneth E. Jones Kenneth E. Jones	Director	November 22, 2005

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (see signature page to this Registration Statement).